UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2024

SOW GOOD INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53952	27-2345075
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1440 N Union Bower Rd

Irving, TX 75061

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (214) 623-6055

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock	SOWG	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment Agreement with Interim Chief Financial Officer

On April 15, 2024, the authorized members of the Board of Directors (the “Board”) of Sow Good Inc. (“Sow Good” or the “Company”) authorized and entered into an Employment Agreement dated April 15, 2024 with Brendon Fischer, the Company’s Interim Chief Financial Officer (“Employment Agreement”). The Employment Agreement supersedes Mr. Fischer’s offer letter and includes the approved compensation terms as well as restrictive covenants, a release and the severance terms described in more detail below. The Employment Agreement provides for Mr. Fischer’s entitlement to receive an annual base salary of $225,000. Additionally, the Employment Agreement provides for Mr. Fischer’s entitlement to a grant of 22,500 stock options, representing the right to purchase shares of the Company’s common stock, subject to Mr. Fischer’s continuous service to the Company through each vesting date.

The Employment Agreement provides that in the event of the Mr. Fischer’s termination of employment by the Company without “Cause” (as defined in the Employment Agreement), Mr. Fischer will receive payment of: (i) all Accrued Benefits (as defined in the Employment Agreement), (ii) an amount equal to the sum of Mr. Fischer’s monthly base salary rate, paid in accordance with the regular payroll practices of the Company for a period to be determined following the termination, and (iii) pro-rated portion of the annual bonus otherwise payable to Mr. Fischer without regard to the termination.

Payment of any benefits described above under the Employment Agreement is conditioned on Mr. Fischer’s execution and non-revocation of a release of claims in favor of the Company. In addition, under the Employment Agreement, Mr. Fischer is subject to restrictive covenants relating to non-competition, non-solicitation and confidentiality of information.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On April 11, 2024, the Board approved and adopted a Code of Business Conduct and Ethics (the “Code”). The Code sets forth Sow Good’s business and personal ethical and compliance conduct expectations for all employees, officers and directors, employees, and agents of Sow Good. The Code was recommended for adoption as part of its ordinary course recurring review of the Company’s governance policies. The Code will be deemed effective simultaneously with the date of effectiveness of the Company's Registration Statement on Form S-1.

The Code is designed to deter wrongdoing and to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in the Company's public communications, compliance with applicable laws, rules and regulations, protection of the Company's assets, prompt internal reporting of Code violations and accountability for adherence to the Code.

The Code will be available on Sow Good’s websites at www.thisissowgood.com and www.sowginc.com at the time of effectiveness. Information contained on or accessible through such website is not a part of this Current Report on Form 8-K, and the inclusion of the website address in this Current Report on Form 8-K is an inactive textual reference only. Sow Good intends to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on its website to the extent required by applicable rules and exchange requirements.

The summary description of the Code contained in this Current Report on Form 8-K is not intended to be exhaustive and is qualified in its entirety by reference to the full text of the Code, as amended, which is attached as Exhibit 14.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement of Brendon Fischer
14.1	Code of Business Conduct and Ethics
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOW GOOD INC.

	By:	/s/ Claudia Goldfarb
Claudia Goldfarb
Chief Executive Officer

Date: April 15, 2024